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                         Subsidiaries of the Registrant

     At the consummation of the Reorganization and the closing of this Offering, the Registrant will have the following subsidiaries:

     West Telemarketing Corporation, a corporation incorporated under the laws of the state of Delaware;

     West Telemarketing Corporation Outbound, a corporation incorporated under the laws of the state of Delaware; and

     West Interactive Corporation, a corporation incorporated under the laws of the state of Delaware.